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Walter Energy, Inc.
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Audley European Opportunities Fund Ltd.
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On April 4, 2013, Audley Capital Advisors LLP issued the following press release:

AUDLEY CAPITAL HIGHLIGHTS WALTER ENERGY’S CONTINUED
UNDERPERFORMANCE AND DESTRUCTION OF STOCKHOLDER VALUE

Urges Stockholders to Sign, Date and Mail the GOLD Proxy
Card to End the Disappointments at Walter Energy

New York, April 4, 2013 – Audley Capital Advisors LLP (including certain related funds and investment vehicles, “Audley Capital”) issued today the following letter to stockholders of Walter Energy, Inc. (NYSE: WLT) (TSX: WLT) (“Walter Energy” or “the Company”) in connection with Audley Capital’s five nominees for election to the Board of Directors at the Company’s upcoming 2013 Annual Meeting of Stockholders on April 25, 2013.

Audley Capital urges Walter Energy’s stockholders to vote the GOLD proxy card for Audley Capital’s five highly-qualified and experienced director nominees.

Julian Treger, Managing Partner of Audley Capital Advisors, said, “We believe that Walter Energy needs Board members who are accountable and responsive, and who will work to execute a clear strategic plan to drive long-term growth and value creation.  The present directors have presided over a loss of more than $6 billion in stockholder value since 2011.  We believe that Walter Energy’s continued underperformance is inexcusable and now is the time to elect director nominees who will work to restore confidence in the direction of the Company.”

The full text of the letter follows:

End the Disappointments at Walter Energy

Dear Fellow Walter Energy Stockholder,

Audley Capital Advisors LLP (including certain related funds and investment vehicles, “Audley Capital”) is reaching out to you – fellow stockholders – to again express our extreme frustration with the current performance and direction of Walter Energy.   As we detailed in our last letter to stockholders issued on March 27, 2013, we believe that the Company’s continued underperformance is inexcusable.  We think that the current Board needs to take responsibility for the Company’s poor performance.

We believe that NOW is the time to implement change at the Board level and work to realize the inherent value of the Company.  Stockholders have been given the opportunity to elect five highly-qualified director nominees who have the necessary mining and public company qualifications and experience to steer Walter Energy on the path towards long-term growth and to restore confidence in the direction of the Company.

Walter Energy Continues to Overpromise and Underdeliver

Walter Energy has continually let down stockholders, in our view, with false hopes of strategic initiatives that would supposedly help lead to long-term growth for the Company.  In its fourth quarter earnings call on February 21, 2013, management expressed optimism for 2013 based on spending and production reductions, commenting, “The actions we implemented in 2012 to tighten our belts on spending and reduce production until demand and pricing improve were prudent and we look forward to a stronger 2013.”

In actuality, Walter Energy’s stock price is down more than 34% in 2013, and more than 25% since March 1st.1  We ask stockholders whether they have confidence in the Board to not allow the stock price to further deteriorate?

Walter Energy Stock Price Performance

Similarly, other disappointed expectations from the Company include:

	Company Expectations	Actual Result (Disappointment)
20 April 2011	2011 production guidance of 11.7 million tons to 12.6 million tons of met coal for period April 1, 2011 through Dec 31, 2011	8.7 million tons of met coal production
13 Jan 2012	2012 production guidance of 11.5 million tons to 13 million tons of met coal	11.7 million tons of met coal production – bottom end of guidance
Q4’2010 – Q4’2012	Reported Adjusted EPS vs. Consensus EPS Estimate	Missed consensus earnings expectations for seven out of the last nine quarters

1 Walter Energy stock price close at $35.88 on 12/31/12 vs. $23.56 on 4/3/13; stock price close at $31.79 on 2/28/13 vs. $23.56 on 4/3/13

In particular, the Company’s debt burden continues to grow despite claims it is focused on “reducing debt levels.”2  Even before the Company’s recently announced issuance of $450 million of new high yield debt, we believed Walter Energy was significantly overleveraged with $2.3 billion of debt.  A net debt to book value of equity ratio of 228% for a mining company with a high level of operational risk and a high level of commodity price risk is unacceptable in our view, particularly when the Company’s peers’ net debt/stockholders’ equity ratios range from 47% to 144%.

“We remain cautious on shares of Walter Energy, Inc. (WLT-NYSE). The Company’s levered balance sheet in the midst of weakened met coal pricing and demand is likely to become a growing source of equity investor risk. WLT will likely need to either further revise debt covenants (with corresponding interest rate enhancements) or raise equity capital in the absence of positive industry catalysts. Our current view of 2013 EBITDA progression, as well as the Street’s, entails a breach of the interest coverage covenant in effect under WLT’s $2.725 billion credit agreement by the end of 2Q13.”
– KeyBanc; March 28, 2013

“More Debt – The $350 mln private note offering should result in a net-debt increase of $100 mln after the term-loan repayment of $250 mln required under their amended credit agreement.”
– Citi; March 22, 2013

We believe stockholders would prefer to invest in a mining company with a net debt to book value of equity ratio of less than 100% given the commodity price risk in the current macro environment, and that a short-term objective of the Company should be to reduce net debt to less than $1 billion.  In our view, the Company has the ability to generate well over $1 billion of free cash flow over the next three years, which is approximately 50% of Walter Energy’s current market cap, and should be directed towards reducing borrowings – not further debt issuances coupled with significant interest payments.

Stockholders have witnessed Walter Energy’s interest payments increase substantially over the past few years:

2 Walter Energy press release; 3/25/13

Walter Energy Interest Charges Per Year ($m)

We believe that the Company’s cash interest payments going forward will consume a sizeable portion of estimated EBITDA.  We believe stockholders would prefer to see cash interest payments related to debt decrease, not increase, year-over-year.

“Based on the addition of new unsecured debt and related pay down of bank term loans, we expect cash interest payments will rise to $150 million-$155 million in 2013 from approximately $96 million in 2012. At this level, cash outflows related to debt in 2013 would consume 40% of estimated EBITDA, compared to 23% in 2012, and just 7% and 1% in 2011 and 2010, respectively.”
– KeyBanc; March 28, 2013

“As a result of refinancing bank loans with higher cost unsecured notes, as well incurring steeper margins on existing obligations, we see the Company incurring a 60% year-over-year increase in cash interest payments in 2013, despite an average debt level that we expect will remain flat.”
– KeyBanc; March 28, 2013

Without pursuing the sort of initiatives proposed by Audley Capital under the oversight of a newly constituted, more responsible and productive Board, it seems that the only options the Company currently has are a highly dilutive capital raise or significantly higher interest payments – both of which we see as ill-advised and destructive to stockholder value.

“We believe that WLT remains at risk of either further upward interest cost adjustments or shareholder dilution via an equity capital raise.” – KeyBanc; March 28, 2013

We believe that these facts alone demonstrate that the current Board lacks the skills, experience and leadership necessary to oversee one of the leading pure-play metallurgical coal producers for the global steel industry.  We believe that there is little hope for any improvement if the current Board remains in place.

Change is Needed Now – Elect Audley Capital’s Experienced Director Nominees

Audley Capital believes that Walter Energy needs Board members who are accountable and responsive to the needs of the Company they serve.  In our opinion, Board members need to ensure that management is pursuing an innovative approach to the business and its balance sheet.  This is not the case with the current Board, evidenced by the fact that the present directors have presided over a loss of more than $6 billion in stockholder value since 2011.   Do not let the Board mislead you into believing that their current plan is working.

Our proposed nominees have the necessary mining and public company experience and qualifications to steer Walter Energy on the path towards long-term growth.  Audley Capital’s director nominees include individuals with extensive experience in the metallurgical coal industry on an international basis and possess the skills required to manage multi-jurisdictional coal operations and their financing.

“…there is potential nearterm upside if activist shareholder Audley Capital is successful in filling five board seats with more M&A-friendly board members or simply in forcing the current board to more proactively restructure the company.”
– BMO; March 31, 2013

We remind stockholders that Audley Capital is proposing that the newly constituted Board focus on and implement the following initiatives that we believe could help increase equity value over the coming 12 to 24 months:

●	Reduce Debt;
●	Review SG&A and Cost Controls;
●	Evaluate Alternative Financing Solutions;
●	Evaluate Coal Marketing Arrangements;
●	Improve Canadian Operations;
●	Solicit Joint Venture Partner for Blue Creek;
●	Evaluate Tax Savings Associated With Reorganizing Thermal Coal & Natural Gas Assets;
●	Divest Underperforming and Non-Core Assets;
●	Upgrade Reserves; and
●	Improve stockholder communication materials.

We believe that our proposed initiatives will also help to avoid a dilutive capital raise.

Vote the Gold Proxy Today

We are asking stockholders to sign, date and mail the GOLD proxy card today to elect Audley Capital’s director nominees, who will work to execute a clear strategic plan to drive long-term growth and value creation.  We believe that voting for the Company’s current director slate will only allow the current Board to continue making strategic, financial and operational decisions that contribute to the destruction of stockholder value.  We urge stockholders to send a clear message to Walter Energy’s Board by electing Audley Capital’s director nominees, who will work to reverse the current Board’s track record of underperformance and disappointment and execute a clear strategic plan to drive long-term growth and value creation at the Company.

We appreciate all the positive feedback we have received from our fellow stockholders and thank you for your support.

If you have any questions or need assistance voting your shares, please call our proxy solicitor, Okapi Partners LLC, at (877) 208-8903.

Sincerely,

Julian Treger
Managing Partner
Audley Capital Advisors LLP

*Audley Capital has not requested or obtained the consent of any third party quoted.

Additional Information

Further information regarding the director nominees and other persons who may be deemed participants, and other matters, are set forth in a definitive proxy statement filed with the Securities and Exchange Commission (“SEC”). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ADVISED TO READ THAT PROXY STATEMENT, BECAUSE IT INCLUDES IMPORTANT INFORMATION. THE PROXY STATEMENT IS EXPECTED TO BE SENT TO SHAREHOLDERS BY OR ON BEHALF OF PARTICIPANTS, AND IS ALSO AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT http://www.sec.gov.

Contacts

Investors:

Audley Capital Advisors LLP
Julian Treger, Managing Partner
+44 20 7529 6900

Okapi Partners LLC
Bruce Goldfarb/Charles Garske/Patrick McHugh
212-297-0720

Media:

Sard Verbinnen & Co
Dan Gagnier/Brian Shiver
212-687-8080